Exhibit 10.3
[TRANSLATION]

September 28, 2023

To Governor of Osaka Prefecture
To Mayor of Osaka City

Guarantee and Keep-Well Letter

Guarantor:
Address:     3600 Las Vegas Boulevard South, Las Vegas, Nevada, U.S.A.
Trade Name or Name:     MGM Resorts International
Title of Representative:    Chief Executive Officer and President (Principal Executive Officer)
Name of Representative:    William J. Hornbuckle [signature]
/s/ William J. Hornbuckle

MGM Resorts International (hereinafter referred to as the “Guarantor”) hereby undertakes the following to Osaka Prefecture (hereinafter referred to as “Prefecture”) and Osaka City (hereinafter referred to as “City”) with respect to the Implementation Agreement for the Development, Etc. of the Specified Integrated Resort District in Yumeshima Area of Osaka dated September 28, 2023 by and between Prefecture and SPC (including ancillary or relevant memorandum and amendments; hereinafter referred to as the “Implementation Agreement”), etc. The terms used in this Letter shall, unless otherwise specifically provided in this Letter, have the meanings defined in the Implementation Agreement.

Article 1 (Submission of Documents)
The Guarantor shall, on the date of this Letter (hereinafter referred to as the “Date of this Letter”), submit to Prefecture and City (a) its seal certificate and certificate of all matters recorded of the Guarantor and (b) a copy of the then-current Articles of Incorporation of the Guarantor.

In the event that any of the above-mentioned documents is not available in the jurisdiction in which the Guarantor has been incorporated, the Guarantor shall submit a substitute document reasonably approved by Prefecture and City.

Article 2 (Guarantee)
1.    Subject to Article 3, the Guarantor hereby jointly and severally guarantees to Prefecture and City any and all monetary obligations assumed or to be assumed by SPC to Prefecture and City under the Implementation Agreement and the Host Community Agreements during the period until the Full Opening of the IR Facilities and the refund obligations that the SPC will assume to City under the Fixed-term Land Lease Agreement for Business Purpose with respect to the Land Issues Countermeasure Costs (which have the meaning as defined in the Fixed-term Land Lease Agreement for Business Purpose) (hereinafter referred to as the “Obligation to Refund Soil Countermeasure Costs”, and all these obligations shall be hereinafter collectively referred to as the “Subjected Obligations”) (such guarantee shall be hereinafter referred to as the “Guarantee”, the obligation regarding the Guarantee shall be hereinafter referred to as the “Guarantee Obligation”).
Further, in the event that any payment (with respect to the payment under the Fixed-term Land Lease Agreement for Business Purpose, limited to the payment regarding the Obligation to Refund Soil Countermeasure Costs) which has already been made by SPC under the Implementation Agreement, the Host Community Agreements or the Fixed-term Land Lease Agreement for Business Purpose (collectively hereinafter referred to as “Subject Agreements”) is avoided or otherwise cancelled or returned in accordance with liquidation (seisan), dissolution (kaisan) or the Bankruptcy Proceedings, Etc. of SPC, the Guarantor shall be liable for the Guarantee Obligation regarding the said payment as if the said payment has not been made.
2.    The Guarantor shall neither insist its release nor make any other objection even in the event that any security interest or other guarantee for the benefit of Prefecture or City in connection with the Subjected Obligations is amended, terminated or released in whole or in part for convenience of Prefecture or City. Even if this causes any damage to the Guarantor, the Guarantor shall not make any claim for the damage against Prefecture or City.
3.    Even in the event that the Guarantor performs all or a part of the Guarantee Obligation to Prefecture or City, the Guarantor shall not, without the consent of Prefecture, exercise (i) its right (including right to reimbursement and right or rank acquired from Prefecture or City by subrogation; the same shall apply in (ii) below) against SPC acquired by the

Guarantor upon performance of said Guarantee Obligation for the period during which any transaction between SPC and Prefecture or City under the Subject Agreements continue, and (ii) its right against guarantors other than the Guarantor who assume the Subjected Obligations as principal obligation (including its successor and assignee; hereinafter referred to as the “Other Guarantor(s)”; the said Guarantee Obligation of the Other Guarantor(s) shall be hereinafter referred to as the “Other Guarantee Obligation”) acquired by the Guarantor upon performance of the said Guarantee Obligation until the Subjected Obligations are fully performed.
4.    In the event that the Guarantor provides any guarantee for the benefit of Prefecture or City other than the Guarantee, said guarantee shall not be affected by the Guarantee.
5.    In the event that SPC or the Other Guarantor(s) has any right of offset, right of cancellation or right of termination against Prefecture or City, the Guarantor may not refuse performing the Guarantee Obligation because of such right until SPC or Other Guarantor(s) actually exercises such rights of defense.

Article 3 (Limitation of Liability)
1.    The amount of the Guarantee Obligation assumed by the Guarantor shall be the aggregate amount, as of the date on which Prefecture or City demands SPC to perform its obligation (hereinafter referred to as the “Reference Date”), of (i) 50% of the amount outstanding of the Subjected Obligations and (ii) 50% of the delay damages incurred in connection with the Subjected Obligations set forth in (i) above from the Reference Date (inclusive); provided, however, that in any case, the maximum amount of the Guarantee Obligation to be borne by the Guarantor shall be 12.65 billion yen.
2.    In the event that Prefecture or City makes multiple demands against SPC to perform its obligation, the maximum amount of the Guarantee Obligation shall be the amount calculated under Paragraph 1 above by using, as the amount of Subjected Obligations, the aggregate amount of (i) the amount of the Subjected Obligations for the preceding Reference Dates up to the immediately preceding Reference Date and (ii) the amount of the Subjected Obligations newly incurred on and after the immediately preceding Reference Date (excluding delay damages incurred on and after the immediately preceding Reference Date; this shall apply hereinafter in this Paragraph).
3.    In the event that a part of the Subjected Obligations is extinguished as a result of the performance of the Other Guarantee Obligation by the Other Guarantors, the maximum amount of the Guarantee Obligation set forth in Paragraph 1 above shall not be reduced.

Article 4 (Funding to SPC)
1.    Subject to the delivery of the Land (which means the earliest delivery in case of staged delivery of the Land), the Guarantor shall cause its subsidiary (such Guarantor’s subsidiary that shall make funding contributions to SPC pursuant to this Article is hereinafter referred to as the “Funding Subsidiary”) to make funding contributions to SPC in accordance with Exhibit 1 “Funding Plan.”
2.    If any event in domestic or foreign financial environments or market environments that has a material effect on providing loans to SPC from financial institution(s) occurs, the Guarantor may request Prefecture and City to have consultation for the purpose of taking reasonable measures depending on the situation in order to mitigate the adverse effect of such event on the Establishment/Operation Business. Prefecture and City shall not unreasonably refuse the said consultation if requested. As long as the Guarantor is engaging in the said consultation in accordance with this Paragraph and continuing to take measures based on such consultation, it shall not be liable for any failure to perform its obligation under this Article as a result of such event.

Article 5 (Obligation in respect of Keep-Well)
1.    If, during the period until the Full Opening of the IR Facilities, SPC is in short of cash flow necessary to maintain and operate the Establishment/Operation Business and implement the Establishment/Operation Business pursuant to the provisions of the Implementation Agreement, the Guarantor shall, by way of capital increase, lending or any other method reasonably satisfactory to Prefecture and City, cause the Funding Subsidiary to provide funds to SPC in an amount equal to such deficiencies; provided, however, that the foregoing shall not apply to the case where such deficiency in said cash flow is caused by increasing expenses arising due to a cause attributable to Prefecture or City.
2.    The Guarantor shall maintain or cause the Funding Subsidiary to maintain reasonably necessary and sufficient financial source to perform the obligation set forth in the preceding Paragraph.
3.    If any event in domestic or foreign financial environments or market environments that has a material effect on providing loans to SPC from financial institution(s) occurs, the Guarantor may request Prefecture and City to have consultation for the purpose of taking reasonable measures depending on the situation in order to mitigate the adverse effect of such event on the Establishment/Operation Business. Prefecture and City shall not unreasonably refuse the said consultation if requested. As long as the Guarantor is engaging in the said consultation in accordance with this Paragraph and continuing to take measures based on such consultation, it shall not be liable for any failure to perform its obligation under this Article as a result of such event.

Article 6 (Reporting)
1.    Upon request by Prefecture or City, the Guarantor shall, to the extent possible under the applicable Laws, Etc., submit to Prefecture and City copies of the balance sheet, profit and loss statement and other documents showing the financial condition of the Guarantor or the Funding Subsidiary (such documents shall be limited to those actually held by the Guarantor and those the Guarantor can easily obtain).
2.    In the event that Prefecture or City reasonably requests, by showing specific necessity, for the purpose of conducting an investigation on assets, management, business condition, etc. of the Guarantor or the Funding Subsidiary to confirm the ability of the Guarantor to perform its obligation hereunder, the Guarantor shall, to the extent possible under the applicable Laws, Etc., submit documents and report to Prefecture and City, to the extent reasonably necessary.
3.    In the event that any change that has material adverse effect on the assets, management, or business condition, etc. of the Guarantor or the Funding Subsidiary occurs and such change is reasonably likely to have a material adverse effect on the performance of the obligations hereunder by the Guarantor, the Guarantor shall, to the extent permitted under the Laws, Etc., report such change to Prefecture and City without undue delay.

Article 7 (Representations and Warranties)
The Guarantor represents and warrants to Prefecture and City that, as of the Date of this Letter hereof, all matters stated below are true and correct:
(1)The Guarantor is validly and legally incorporated and validly existing under the laws of jurisdiction in which it was incorporated, and has the requisite legal capacity to own its properties and perform its business that it is currently being operated;

(2)The Guarantor has the requisite power and authority to legally and validly execute and perform this Letter. The execution of this Letter by the Guarantor is an action permitted under the Guarantor’s organizational documents, and the Guarantor has performed all procedures required for the execution and performance of this Letter under laws, the Guarantor’s organizational documents and other internal rules;
(3)The execution of this Letter and performance of obligations hereunder do not violate (i) any Laws, Etc. applicable to the Guarantor, (ii) the Guarantor’s organizational documents or any other internal rules, (iii) any contracts or other agreements to which the Guarantor is a party or otherwise binding on its property (provided, however, that if there is no reasonable likelihood of material adverse effect on the performance of obligations hereunder by the Guarantor, any violation of such contracts or other agreements shall not constitute a breach of this Item) and (iv) any judgements etc. by judicial or administrative authorities, etc. which have been made against the Guarantor or are binding on the Guarantor;
(4)The Guarantor has legally and duly obtained or performed all Permits, Etc. that are necessary to be obtained or performed by the Guarantor for its execution and performance of this Letter; provided, however, that if there is no reasonable likelihood of material adverse effect on the performance of obligations hereunder by the Guarantor, any failure to obtain or perform shall not constitute a breach of this Item;
(5)The signatory who signs or affixes his/her name and seal on this Letter on behalf of the Guarantor is authorized to sign or affix his/her name and seal on this Letter on behalf of the Guarantor in accordance with the procedures required by Laws, Etc., the organizational documents or any other internal rules;
(6)This Letter is legally and validly executed by the Guarantor, constitutes legal, valid and binding obligations of the Guarantor and, subject to limitations under the bankruptcy law and other applicable Laws, Etc. generally affecting rights of creditors, creates obligations enforceable to the Guarantor pursuant to the provisions hereunder;
(7)The Guarantor has provided to Prefecture true, correct and complete copies of, or has notified Prefecture that the Guarantor has disclosed on the prescribe website in accordance with the applicable laws and regulations, its Reports, Etc. for the last three (3) fiscal years. The Reports, Etc. have been prepared pursuant to the Laws, Etc. and the accounting standard continuously applied to the relevant period (except those annotated), and are, in material respects, accurately reflecting, on a consolidated basis, the financial condition, results of operations and cash flow situation of the Guarantor; provided, however, that any minor errors do not constitute breach of this Item;
(8)No lawsuits, arbitrations, administrative procedures or any other disputes to which the Guarantor is a party and that have or are reasonably likely to have material adverse effect on the performance of its obligations hereunder have been initiated, and, to the Guarantor’s knowledge, are reasonably likely to be initiated;
(9)No petition or application is filed with respect to the Guarantor for commencement of the Bankruptcy Proceedings, Etc., and there is no cause for such petition or application;
(10)Tax returns that should be filed by the Guarantor have been filed in a timely manner, and, if they have not yet been filed, the filing date has been postponed and the postponed date has not yet arrived; provided, however, that if there is no reasonable likelihood of material adverse effect on the performance of obligations hereunder by the Guarantor, such failure to file shall not constitute a breach of this Item;
(11)To the Guarantor’s best knowledge, there are no material contingent liabilities, off-balance sheet liabilities or deficiencies in allowances or amortization on the part of the Guarantor that are not stated in its Reports, Etc. for the last three (3) fiscal years;

provided, however, that if there is no reasonable likelihood of material adverse effect on the performance of obligations hereunder by the Guarantor, such liability or deficiency shall not constitute breach of this Item;
(12)The Guarantor is not currently in material breach of any applicable Laws, Etc.; provided, however, that if there is no reasonable likelihood of material adverse effect on the performance of obligations hereunder by the Guarantor, such breach shall not constitute breach of this Item;
(13)To the Guarantor’s knowledge, in the past three (3) years, neither the Guarantor nor its Officers have materially violated the Foreign Corrupt Practices Act of the United States (including the Foreign Corrupt Practices Act of 1977, as amended) or the Bribery Act of the United Kingdom (as amended); and
(14)All information provided by the Guarantor to Prefecture and City in connection with the execution and performance of this Letter is, in all material respects, true and correct and does not contain any information that would cause material misunderstandings.

Article 8 (Indemnification)
If (A)(i) the Guarantor materially breaches any of its representations and warranties or its covenants set forth in Article 7 or 9 or (ii) the Guarantor breaches the funding obligation of the Guarantor (including the Funding Subsidiary) to SPC set forth in Article 4 and, due to such breach, in the event that (B)(i) the Commencement of Construction and Development of the Project Related Facilities (limited to the facilities established on the Land, Etc.; the same shall apply hereinafter in this Article) has not started even after six (6) months elapsed from the scheduled date of commencement (if the scheduled date of commencement has changed under Section 32, Paragraph 2 of the Implementation Agreement, the changed scheduled date of commencement; the same shall apply hereinafter) set forth in Exhibit 2 of the Implementation Agreement, (ii) the Commencement of Construction and Development of the Project Related Facilities has not started even after the scheduled date of commencement and it is reasonably and objectively deemed that the Commencement of Construction and Development of the Project Related Facilities is unlikely to start within three (3) years from the scheduled date of commencement or (iii) following the Commencement of Construction and Development of the Project Related Facilities, the construction of the IR Facilities, Etc. has been interrupted and it is reasonably and objectively deemed that it is unlikely to resume such construction, and (C) Prefecture has provided a notice requesting to cure these events to the Guarantor, but said events have not been cured even after six (6) months elapsed from the date on which the said notice was delivered (provided, however, that, in the case of (B)- (i), if SPC indicates with concrete and reasonable evidence that it is possible to implement the Commencement of Construction and Development of the Project Related Facilities within twelve (12) months from the scheduled date of commencement of construction, and Prefecture and City so approve (provided, however, that Prefecture and City shall not unreasonably withhold the said approval), the event set forth in (B) (i) shall be deemed to be cured), the Guarantor shall immediately pay 3.8 billion yen (provided, however, 1.27 billion yen until the Full Commitment Date) to Prefecture as penalty (iyakukin); in addition, if Prefecture or City incurs damages exceeding such amount, the Guarantor shall be liable to compensate Prefecture or City for the damages exceeding such amount; provided, however, that, in the event that the primary cause(s) applicable to any of the Items (B) (i) through (iii) is deemed to be a cause not attributable to SPC or the Guarantor (including the Funding Subsidiary), each period set forth in this Article shall be extended for the period of delay that is reasonably deemed to have occurred due to said cause. For the avoidance of doubt, if it becomes necessary to change the Project Schedule is required because the primary cause(s) of such change is that (a) SPC fails to conduct the Construction Work and preparation therefor reasonably necessary in order to comply with the Project Schedule due to Development of Public Infrastructure, Etc. as well as construction coordination relating thereto, (b) it turns out that underground obstacles or geological obstacles exist in the Land, Etc. which could not normally be anticipated at the time of execution of the Implementation Agreement, (c) there occur any changes of the destination and in the amount or timing of the removal of the Soil Generated by Construction, Etc. (except for any cases that are mainly attributable to SPC or Guarantor), (d) the change of the Project Schedule is required due to procedures, etc. by the Minister of MLIT or the Casino Regulatory Commission under the IR Development Act or due to the taxation system (except for cases attributable mainly to SPC or the Prospective Establishment/Operation Business Operators), (e) there occurs a re-epidemic of the COVID-19 or any other material event that is not attributable to either SPC or the Guarantor or (f) any Force Majeure, Etc., then Prefecture, City and the Guarantor shall consider it to be a case where the primary cause(s) applicable to any of the Items (B) (i) through (iii) is not attributable to SPC or the Guarantor, when applying the proviso of this Article.

Article 9 (Elimination, Etc. of Antisocial Forces)
1.The Guarantor hereby represents that, as of the date hereof, the Guarantor does not fall under any of the following Items, and covenants that it will not fall under such Items in the future:
(1)Its Officers are the Antisocial Forces;
(2)It is recognized that the Antisocial Forces are substantially involved in its management;
(3)It is recognized that its Officers are using the Antisocial Forces for the purpose of seeking unjust benefits for their own company, themselves or a third party or causing damage to a third party;
(4)It is recognized that its Officers are directly or actively cooperating with or involved in maintaining and operating the Antisocial Forces, such as by providing funds, etc. and granting favors to the Antisocial Forces;
(5)It is recognized that its Officers have socially reprehensible relationships with the Antisocial Forces; or
(6)It falls under any of the Items in Article 60, Paragraph 2 of the IR Development Act.
2.The Guarantor covenants not to commit any of the following acts regarding the Establishment/Operation Business by itself or through the use of any third party:
(1)Making violent demands;
(2)Making an unjust demand that exceeds legal responsibility;
(3)Using threatening language and behavior or violence in connection with a transaction;
(4)Defaming Prefecture or City or obstructing the operation of Prefecture or City by spreading false rumors, by using fraudulent means or by using force; or
(5)Other unjust acts equivalent to each of the preceding Items.

Article 10 (Effective period)
1.    The effective period of this Letter shall be from the date of this Letter until the Full Opening of the IR Facilities with the exception of Articles 2 and 3, and the effective period of Articles 2 and 3 shall end on when all Subjected Obligations are fully performed.
2.    If the Subject Agreements have been terminated or cancelled, this Letter shall also terminate upon such termination or cancellation with the exception of Articles 2 and 3; provided, however, that Articles 2 and 3 shall not terminate until all Subjected Obligations

(limited to those that survive the termination or cancellation of the Subject Agreements in accordance with the provisions of the Subject Agreements) have been fully performed.
3.    Notwithstanding the preceding two (2) paragraphs, Article 8 and Articles 12 through 20 shall remain in full force even after the effective period of this Letter elapses.

Article 11 (Amendment to this Letter)
This Letter may be amended by written agreement between Prefecture, City and the Guarantor.

Article 12 (Notices, Etc.)
1.Except as otherwise provided for in this Letter, any requests, notices, reports, offers, approvals, consents, demands or cancellations, etc. set forth in this Letter (hereinafter referred to as the “Notices, Etc.” in this Article) shall be made to the other party in writing, in Japanese, by way of personal delivery, registered mail, facsimile or e-mail unless otherwise agreed to by Prefecture, City and the Guarantor. Prefecture, City and the Guarantor shall separately notify to the other party its address, fax number or e-mail address to which the Notices, Etc. shall be sent.
2.In the event that any change occurs to the addresses for the Notices, Etc. set forth in the preceding Paragraph, Prefecture, City and the Guarantor shall promptly report such change in writing to the other party. If the Notices, Etc. made under this Letter are delayed or do not arrive due to the failure of such report, such Notices, Etc. shall be deemed to have arrived at the time when they should normally have arrived.

Article 13 (Headings)
The headings of Articles herein are inserted simply for the convenience of reference and shall not have any effect on the interpretation of this Letter.

Article 14 (Non-waiver)
1.Waiver of the rights under this Letter by the parties hereto may only be made by writing which includes signatures or names and seals of said parties.
2.Any delay in the exercise of rights by the parties hereto shall not be deemed as a waiver of such rights, and any waiver or partial exercise of rights under the Subject Agreements by the parties hereto shall not prevent them from exercising other rights under this Letter or parts of rights under this Letter which has not been exercised.

Article 15 (Severability)
Even if any part of this Letter is held to be invalid or unenforceable, the remaining parts of this Letter shall continue to be fully effective, and the parties hereto shall make amendments necessary to make said invalid or unenforceable parts legal and enforceable and make efforts to secure the intent and the legally and economically equivalent effect of said invalid or unenforceable parts.

Article 16 (Consultations on Doubts)
If it becomes necessary to set forth any matters not provided for in this Letter or any doubt arises in relation to the interpretation of this Letter, Prefecture, City and the Guarantor shall, in each case, set forth or resolve such matters by consulting in good faith.

Article 17 (Language)
This Letter shall be executed in Japanese and the Japanese version of this Letter shall be the official text. Any translations prepared in the language other than Japanese are for reference purposes only and shall not bind the parties hereto.

Article 18 (Governing Law)
This Letter shall be governed by and interpreted pursuant to the laws and regulations of Japan.

Article 19 (Court of Competent Jurisdiction)
Any and all disputes concerning this Letter and the rights and obligations of Prefecture and the Guarantor arising out of or in connection with this Letter shall be subject to the exclusive jurisdiction of the Osaka District Court as the court of the first instance.

Article 20 (Others)
1.The language which shall be used among Prefecture, City and the Guarantor in relation to the performance of this Letter shall be Japanese.
2.The currency used for the payment of money provided for in this Letter shall be Japanese yen.
3.Unless otherwise specially provided for in the Project Related Documents, the unit of account to be used among Prefecture, City and the Guarantor in relation to the performance of this Letter shall be as provided by the Measurement Act.
4.Unless otherwise specially provided for in the Project Related Documents, the provisions on the term relating to the performance of this Letter shall be as provided by the Civil Code and the Companies Act.

[End]

Exhibit 1 Funding Plan

(1)    Total amount of capital contribution
As stated in “2. Financial plans” of Requirement Criteria 4 (ii) of the Certified District Development Plan.

(2)    Timing of the payment and amount thereof
As stated in “(i) Schedule of the IR business” of Requirement Criteria 1 of the Certified District Development Plan and in the document set forth in Section 9, Paragraph 3 of the Implementation Agreement.